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                                                                      EXHIBIT 11



                      INVESTORSBANCORP, INC. AND SUBSIDIARY
                 COMPUTATION OF BASIC AND DILUTED LOSS PER SHARE
                       FOR PERIOD ENDED SEPTEMBER 30, 1998
                                   (UNAUDITED)


A reconciliation of the income and shares used in computing the basic and diluted earnings per share for the three months and nine months ended September 30, 1998 is as follows:



                                                  Three Months Ended      Nine Months Ended
                                                  September 30, 1998      September 30, 1998
                                                 ------------------       ------------------

Net income
                                                       $   73,411          $  110,291
                                                       ----------          ----------

Determination of shares:

Weighted average common shares

  outstanding (basic)                                   1,000,000           1,000,000

Assumed conversion of stock options                        24,204              23,686
                                                       ----------          ----------
Weighted average common shares
  outstanding (diluted)                                 1,024,204           1,023,686
                                                       ==========          ==========
Basic earnings per common share                        $     0.07          $     0.11

Diluted earnings per common share                      $     0.07          $     0.11


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